Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders of Jushi Holdings, Inc.
We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of Jushi Holdings, Inc. and its subsidiaries (the “Company”) of our report dated April 1, 2024, relating to the Company’s consolidated financial statements, which report appears in the Annual Report on Form 10-K of the Company as of and for the year ended December 31, 2023, and includes an explanatory paragraph as to the Company’s ability to continue as a going concern.
We further consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ Macias Gini & O'Connell LLP

San Jose, California

August 30, 2024